Exhibit (d)(4)

EXECUTION COPY

COMMITMENT LETTER

Griffin Holdings, LLC

2121 Avenue of the Stars, Suite 2575

Los Angeles, California 90067

December 20, 2013

TO:	Packers Acquisition Sub, Inc.
c/o Griffin Holdings, LLC
2121 Avenue of the Stars, Suite 2575
Los Angeles, California 90067

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Tufco Holdings, LLC, a Delaware limited liability company (“Parent”), Packers Acquisition Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Acquisition Sub”), and Tufco Technologies, Inc., a Delaware corporation (the “Company”), (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), Griffin Holdings, LLC, a New York limited liability company (the “Investor”) is pleased to offer this commitment to contribute to Parent and/or Acquisition Sub, directly or indirectly, subject to the terms and conditions herein, an aggregate amount in cash equal to an amount of $11.0 million (the “Commitment”). The proceeds of the Commitment will be used for the purposes of acquiring 100% of the outstanding capital stock of the Company which is currently contemplated to be effected via a tender offer for all the outstanding shares of Company Common Stock followed by a merger of Acquisition Sub with and into the Company with the Company as the surviving entity in such merger, as further set forth in, and subject to the terms and conditions of the Merger Agreement (the “Transaction”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

1. Commitment. Subject to the terms and conditions hereof, the Investor irrevocably commits and agrees to acquire, directly or indirectly, shares of common stock of Acquisition Sub and/or subordinated debt of Acquisition Sub, pursuant to and in accordance with the terms hereof for an aggregate gross purchase price in cash equal to an amount up to the Commitment or such lesser amount as is sufficient when combined with the proceeds of the Debt Financing to enable Parent and Acquisition Sub to consummate the Offer and/or the Merger on the terms and conditions set forth in the Merger Agreement provided, that no more than $5,500,000 of such Commitment shall be obtained through the issuance to Investor of subordinated debt. Such equity and subordinated debt shall have the principal terms set forth on Annex II of the Commitment Letter between the Investor and JPMorgan Chase Bank, N.A. dated as of the date hereof (the “Debt Commitment Letter”), and other terms and conditions reasonably satisfactory to Acquisition Sub and the Administrative Agent (as defined in the Debt

Commitment Letter). The proceeds from the Investor’s Commitment shall be used for funding the Transaction, including the payment of related fees and expenses, including, without limitation, the Transaction Expenses, and for no other purpose. The Investor shall not be obligated to fund the Commitment evidenced hereby except in connection with the Closing. The Investor shall not, under any circumstances, be obligated to contribute to Parent and/or Acquisition Sub more than an amount equal to the Commitment. Notwithstanding anything to the contrary in this letter, to the extent Parent and/ or Acquisition Sub are relieved for any reason of their obligations under the Merger Agreement, the corresponding obligations of the Investor to fund its Commitment hereunder shall be similarly reduced.

2. Conditions Precedent. The Investor’s obligation to fund the Commitment shall be conditioned upon:

a. the execution and delivery of the Merger Agreement by Parent, Acquisition Sub and the Company;

b. the satisfaction or waiver (to the extent permissible by applicable Legal Requirements) of all conditions precedent to the Merger set forth in Section 7.1 of the Merger Agreement, other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to their satisfaction at the Closing; and

c. the Debt Financing having been funded in accordance with its terms or would be funded in accordance with its terms if the Commitment is funded.

3. No Recourse.

a. Notwithstanding anything that may be expressed or implied in this letter to the contrary (and subject only to the specific contractual provisions of the Merger Agreement), by its acceptance hereof, each of Parent and Acquisition Sub acknowledges, covenants and agrees, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action, or proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, this letter, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this letter, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this letter (each of such above-described legal or equitable theories or sources of liability, a “Claim”) may be made only against (and are expressly limited to) the Investor (as expressly identified in the preamble to and signature page of this letter). No Person who is not the Investor, Parent or Acquisition Sub (including, without limitation, (i) any past present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) to the Investor or any Affiliate of the Investor, and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims.

b. Without limiting the generality of the foregoing, to the maximum extent explicitly permitted or otherwise conceivable under applicable Legal Requirements, (i) Acquisition Sub hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of the Investor or otherwise seek to impose any liability arising out of, relating to or in connection with a Claim on any Non-Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) Acquisition Sub disclaims any reliance upon any Non-Parties with respect to the performance of this letter or any representation or warranty made in, in connection with, or as an inducement to this letter. This Section 3 shall survive the termination of this letter.

4. Term. The Commitment set forth herein shall become effective on the date and time at which the Merger Agreement has been duly executed by all parties thereto, including, without limitation, by Parent and Acquisition Sub, whereupon this letter will constitute the commitment of the Investor to provide the aforementioned financing to Acquisition Sub on the terms and conditions set forth herein.

5. Termination. All obligations of the Investor relating to, arising out of or in connection with this letter shall terminate automatically and immediately upon the earliest to occur of: (a) the Closing, at which time the obligation will be fulfilled; or (b) the termination of the Merger Agreement in accordance with its terms.

6. Indemnification.

a. Acquisition Sub agrees to indemnify and to hold harmless the Investor and each of the Non-Parties (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, Claims, damages, liabilities or expenses of any kind or nature whatsoever that may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter (including those resulting from any Indemnified Person’s negligence); provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Acquisition Sub further agrees to pay to or reimburse any Indemnified Person upon demand any legal or other expenses incurred by such Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this Section 6 are independent of all other obligations of Acquisition Sub hereunder and shall survive termination or expiration of the commitment embodied in this letter.

b. ACQUISITION SUB HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTOR OR ANY OTHER INDEMNIFIED PERSON.

7. No Assignment. The Commitment evidenced by this letter shall not be assigned by any of the parties hereto without the prior written consent of the other parties (in their sole discretion) and Parent and such consent, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the Commitment evidenced by this letter shall be assignable (in whole or in part) by the Investor to Subsidiaries or Affiliates of the Investor; provided, further, that any purported assignment of this Commitment in contravention of this Section 7 shall be void; provided, further, that neither such assignment nor any other assignment shall relieve the Investor of its obligations under this letter except by any amounts actually contributed to Acquisition Sub by payment in cash by such assignee(s) on or before the Closing, as contemplated above, and the Investor shall remain liable in full for its obligations under this letter.

8. Amendment. This letter may not be amended except pursuant to a written document duly executed by the Investor, Acquisition Sub and Parent and with the Company’s prior written consent.

9. Third Party Beneficiaries. This letter shall be binding upon and inure solely to the benefit of each party hereto. Investor acknowledges that the Company is an express third party beneficiary hereof, entitled to specifically enforce the obligations of Parent and Acquisition Sub against Investor to the full extent hereof in connection with the Company’s exercise of its rights under Section 9.13 of the Merger Agreement (subject to the limitations set forth therein) and, in connection therewith, the Company has the right to seek and obtain an injunction, or other appropriate form of specific performance or equitable relief to cause Parent and Acquisition Sub to cause, or to directly cause, Investor to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter. Investor further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Company has an adequate remedy at law, or that the Company would not suffer irreparable harm or that any award of specific performance is not an appropriate remedy for any reason at law or in equity and that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 9.13 of the Merger Agreement. Except for the rights of the Company set forth in the second sentence of this paragraph, nothing herein or in any other agreement (including, without limitation, the Merger Agreement), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this letter; provided, that the parties hereto expressly intend that (i) Parent shall be regarded as a third-party beneficiary of this entire letter, (ii) Non-Parties shall be regarded as third-party beneficiaries solely with respect to Section 3 of this letter and (iii) Indemnified Persons shall be regarded as third-party beneficiaries solely with respect to Section 6 of this letter. In furtherance of the foregoing, no creditor of Acquisition Sub or any of its Affiliates shall have any right to enforce this letter or to cause Acquisition Sub to enforce this letter. For the avoidance of doubt, in no event shall any Person (other than the Company itself) claiming by, through or on behalf of the Company, be entitled to rely on this letter, and such person is expressly disclaimed as a third-party beneficiary hereof.

10. Governing Law, Jurisdiction. This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute arises out of this letter or the transactions contemplated by this letter, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court, (c) irrevocably waives the right to a trial by jury, and (d) agrees that it will not bring any action relating to this letter or the transactions contemplated by this letter in any court other than a Delaware Court.

11. Severability. Any term or provision of this letter that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this letter shall be enforceable as so modified. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this letter be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, this letter may not be enforced without giving effect to the provisions in Section 3, 5 and 6. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter or any part hereof is invalid, illegal or unenforceable.

12. Representations and Warranties. Each party to this letter hereby represents and warrants with respect to itself to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (e) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable Legal Requirement, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis. Investor represents and warrants that it has the financial capacity to pay and perform all of its obligations under this letter. In furtherance of the foregoing representation and warranty, Investor represents and warrants to Parent that Investor has uncalled capital commitments equal to or in excess of the Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill the Commitment under this letter shall be available to Investor for as long as this letter and the Commitment hereunder shall remain in effect.

13. Miscellaneous. This letter may be executed in any number of counterparts (including by electronic mail portable document format (*.pdf) (or similar electronic means) or facsimile signature), and each such counterpart when delivered shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. The provisions of this letter, the Merger Agreement and the Guarantee contain the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals relating to the subject matter hereof. The headings contained in this letter are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All parties hereto acknowledge that each party and its counsel have participated in the drafting and negotiation of this letter and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter.

14. Confidentiality. This letter shall be treated as strictly confidential and is being provided to Parent and Acquisition Sub and the Company solely in connection with the Merger Agreement and the Transaction. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor. Notwithstanding the foregoing, this letter may be provided to the Company and its advisors who have been directed to treat this letter as confidential; provided, however, that any party hereto may disclose the existence of this letter to the extent required by applicable Legal Requirements and may file this letter as an exhibit to any SEC filings relating to the Offer or the Merger; provided, further that, if any party is required to disclose the existence of this letter pursuant to applicable Legal Requirements, such party agrees to, to the extent legally permissible, prior to such disclosure, notify the other parties of the existence, terms and circumstances surrounding such requirement and the expected disclosure. The Company may, disclose this letter (i) to its officers, directors, advisors, legal counsel and other authorized Representatives, and (ii) in connection with the enforcement of or preservation of any of the rights or interests of the Company under or in connection with this letter.

EXECUTION COPY

If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours, GRIFFIN HOLDINGS, LLC

By:	/s/ Shaun Gabbay
Name:	Shaun Gabbay
Title:	Manager

Accepted and Acknowledged: TUFCO HOLDINGS, LLC

By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: Manager

PACKERS ACQUISITION SUB, INC.

By:	/s/ Shaun Gabbay
Name: Shaun Gabbay
Title: President